Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-234031, 333-234035, 333-251326, 333-275377 and 333-275945 on Form S-3 and Registration Statement Nos. 333-227555, 333-231388, 333-237215, 333-253721, 333-263095, 333-270010,333-276519, 333-278044 and 333-280537 on Form S-8 of our reports dated February 11, 2025, relating to the consolidated financial statements of Arvinas, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 11, 2025